Camber Energy, Inc. 8-K

Exhibit 10.4

PROMISSORY NOTE

US $1,050,000	Effective July 8, 2019

NOW THEREFORE FOR VALUE RECEIVED, the undersigned, Lineal Star Holdings, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of Camber Energy, Inc., a Nevada corporation and its assigns (“Holder”), the principal sum of One Million Fifty-Thousand Dollars and No Cents (US $1,050,000) (the “Principal”), in lawful money of the United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of July 8, 2019 (the “Effective Date”). This Note is entered into to evidence amounts loaned from the Holder to the Company on the Effective Date, pursuant to that certain Funding and Loan Agreement entered into between the Company, the Holder, and certain holders of the Holder’s preferred stock, on or around July 8, 2019.

1.             Interest (“Interest”) shall accrue on the Principal amount of this Note at the rate of ten percent (10%) per annum (the “Interest Rate”), compounded monthly on the last day of each calendar month beginning on the Interest Effective Date (“Monthly Interest”). All Interest payable hereunder shall be calculated by multiplying the actual days elapsed in the period for which Interest is being calculated by a daily rate based on the Interest Rate (or Default Rate, as applicable) and a 365 day year. All Monthly Interest shall be due on the Maturity Date. The Company will pay interest on the first day of each month of each year after the Interest Effective Date. All past-due Principal and Interest shall bear interest at the lesser of (a) the rate of eighteen percent (18%) per annum; and (b) the Maximum Rate, until paid in full (the “Default Rate”). For the sake of clarity, this Note shall not accrue Interest prior to the Interest Effective Date.

2.             The “Interest Effective Date” shall be the date that the Holder no longer owns at least 50% of the voting securities of the Company.

3.             The “Maturity Date” of this Note shall be the earlier of (a) two (2) years from the Interest Effective Date; and (b) the date that Holder has effected an Acceleration.

4.             In the event the Parent Shareholder Approval has been received, as such term is defined in that certain Agreement and Plan of Merger, dated on or around the date hereof, by and between the Holder, the Company and the owners of the Company prior to the Holder (the “Merger Agreement”), this Note, and all Principal and Interest due hereunder, shall be deemed automatically forgiven by the Holder and this Note shall be cancelled without any additional action on the part of the Company.

5.             Upon the occurrence of an Event of Default hereunder the Principal amount of this Note and any accrued Interest thereon shall bear interest at the Default Rate.

6.             This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

Promissory Note

7.             All payments made by Company under this Note will be applied: (i) first, to late charges, costs of collection or enforcement, and similar amounts due, if any, under the Note; (ii) second, to Interest that is due and payable under this Note, if any; and (iii) third, the remainder to Principal due and payable under this Note.

8.             If any payment of Principal or Interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

9.             This Note shall be binding upon Company and inure to the benefit of Holder and Holder’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Holder may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Company.

10.          No provision of this Note shall alter or impair the obligation of Company to pay the Principal of and Interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

11.          Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to Company, except where the failure to comply could not reasonably be expected to have a material adverse effect on Company.

12.          Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all Interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

13.          Company represents and warrants to Holder as follows:

(a)            The execution and delivery by Company of this Note (i) are within Company’s power and authority, and (ii) have been duly authorized by all necessary action.

(b)            This Note is a legally binding obligation of Company, enforceable against Company in accordance with the terms hereof, except to the extent that (i) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

Promissory Note

14.          If an Event of Default (as defined herein) occurs (unless all Events of Default have been cured or waived by Holder), Holder may, by written notice to Company, declare the Principal amount then outstanding of, and the accrued Interest and all other amounts payable on, this Note to be immediately due and payable (an “Acceleration”) (provided that upon the occurrence of an Event of Default described in Section 12(c) below, the Principal amount then outstanding of, and the accrued Interest and all other amounts payable on, this Note shall immediately be due and payable) and can take any and all other actions provided for under applicable law. The following events and/or any other Events of Default defined elsewhere in this Note are “Events of Default” under this Note:

(a)            Company shall fail to pay, when and as due, the Principal, Interest or any other amount payable hereunder, within five (5) days from the due date of such payment; or

(b)            Company shall have breached in any material respect any covenant, term or condition in this Note, and, with respect to breaches capable of being cured, such breach shall not have been cured within ten (10) days after written notice thereof has been provided by Holder to Company; or

(c)            Company shall: (i) be adjudicated insolvent or take any action which constitutes its admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or (vii) Company shall take any action authorizing, or in furtherance of, any of the foregoing.

In case any one or more Events of Default shall occur and be continuing, Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any Principal of or premium, if any, or Interest on this Note, Company will pay to Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Promissory Note

15.          Except as expressly provided otherwise in this Note, Company and every endorser or guarantor, if any, of this Note waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral available to Holder, if any, and to the addition or release of any other party or person primarily or secondarily liable.

16.          If from any circumstance any holder of this Note shall ever receive Interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the Principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of Principal hereof, the amount of such excessive interest that exceeds the unpaid balance of Principal hereof shall be refunded to Company. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-Principal payment shall be characterized as an expense, fee or premium rather than as Interest; and (ii) all Interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term “Maximum Rate” shall mean the maximum rate of interest allowed by applicable federal or state law.

17.          This Note may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Note or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Note signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy or PDF of this Note shall be effective as an original for all purposes.

18.          It is the intention of the parties hereto that the terms and provisions of this Note are to be construed in accordance with and governed by the laws of the State of Texas, except as such laws may be preempted by any federal law controlling the rate of Interest which may be charged on account of this Note. The parties hereby consent and agree that, in any actions predicated upon this Note, venue is properly laid in Texas and that the Circuit Court in and for Harris County, Texas, shall have full subject matter and personal jurisdiction over the parties to determine all issues arising out of or in connection with the execution and enforcement of this Note.

19.          The term “Company” as used herein in every instance shall include Company’s successors, legal representatives and permitted assigns, including all subsequent grantees, either voluntarily by act of Company or involuntarily by operation of law and shall denote the singular and/or plural and the masculine and/or feminine and natural and/or artificial persons, whenever and wherever the contexts so requires or properly applies. The term “Holder” as used herein in every instance shall include Holder’s successors, legal representatives and assigns, as well as all subsequent assignees and endorsees of this Note, either voluntarily by act of the parties or involuntarily by operation of law. Captions and paragraph headings in this Note are for convenience only and shall not affect its interpretation. As used herein, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.

Promissory Note

20.          Holder may not assign or pledge this Note and its rights hereunder without the prior written approval of Company which may be withheld in Company’s sole discretion. Company may not assign its obligations hereunder, whether by operation of law or otherwise, without the prior written approval of Holder which may be withheld in Holder’s sole discretion.

21.          Anything else in this Note to the contrary notwithstanding, in any action arising out of this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party all of its attorneys’ fees. For the purposes of this Note, the party who receives or is awarded a substantial portion of the damages or claims sought in any proceeding shall be deemed the “prevailing” party and attorneys’ fees shall mean the reasonable fees charged by an attorney or a law firm for legal services and the services of any legal assistants, and costs of litigation, including, but not limited to, fees and costs at trial and appellate levels.

22.          If any term or other provision of this Note is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Note so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

23.          No modification, amendment, addition to, or termination of this Note, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all the parties hereto.

24.          The Note constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith.

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Promissory Note

IN WITNESS WHEREOF, Company has duly executed this Promissory Note as of July 8, 2019, with an Effective Date as provided above.

“Company”

Lineal Star Holdings, LLC

By:	/s/ Timothy J. Connolly

Its:	CEO

Printed Name:	Timothy J. Connolly

Promissory Note